NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Fourth Quarter and Full Year Fiscal 2013 Earnings

- Net Sales Increased 15.1% in the Fourth Quarter and 13.7% for Full Year 2013

- Company Provides Fiscal 2014 Guidance

GREENSBORO, N.C. - March 6, 2014 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its thirteen week fourth quarter and fiscal year ended January 26, 2014.

Financial Overview

In the fourth quarter of fiscal 2013, net sales increased 15.1% to $425.8 million and comparable store sales increased 3.1%, compared to the fiscal quarter ended January 27, 2013. Net income in the fourth quarter of fiscal 2013 was $2.0 million, compared to $20.6 million in the corresponding period in fiscal 2012. Diluted earnings per share in the fourth quarter of fiscal 2013 were $0.04, compared to diluted earnings per share of $0.43 for the corresponding prior year period. Net income includes a pre-tax charge of $27.6 million, or $0.35 per diluted share, associated with the impairment of certain real estate and store related assets. Excluding this pre-tax charge, adjusted net income was $18.8 million and adjusted diluted earnings per share were $0.39 for the fourth quarter.

Craig Carlock, President and Chief Executive Officer commented, “Our core business continues to perform well. Despite meaningful headwinds from a more cautious consumer, condensed holiday calendar and harsh winter weather, we achieved a comparable store sales increase of 3.1% in the fourth quarter.” Carlock added, “Following an in-depth analysis of our stores and the markets in which we operate, we made the strategic decision to close four stores. In addition, we are refining our real estate plan to focus on increasing penetration in existing markets while slowing the pace of our expansion in new markets. We believe these actions will allow us to allocate capital and resources to opportunities that are more in line with our historical returns.”

Strategic Actions

The Fresh Market has taken the following actions aimed at improving profitability and future growth prospects for the Company:

After taking into consideration extensive analysis of expected future cash flows, the long-term strategic impact of individual stores and the capital and resources allocated to them, the Company announced today that it will close four stores in fiscal 2014. Three of these stores are located in Sacramento, California and one in Houston, Texas. These stores will be closed to customers within the next week. The Company believes the timely closure of these four stores is in the best interest of the Company and its future profitability.

In the fourth quarter of fiscal 2013, operating losses and pre-opening related rent and other expenses attributable to the four stores to be closed totaled approximately $2.7 million or approximately $0.04 per diluted share, excluding impairment charges. For fiscal 2013, operating losses and pre-opening related rent and other expenses attributable to these stores totaled approximately $6.9 million or $0.09 per diluted share, excluding impairment charges.

The Company has deployed new analytics and forecasting methods designed to improve the site selection process and enhance the accuracy of sales forecasting. Furthermore, the Company’s real estate plan will place a greater emphasis on existing market expansion, while slowing the pace of openings in frontier markets in the near- to medium-term. Based on recent experience and analysis, the Company believes that a greater number of new store opportunities exist in markets east of the Mississippi River.

The Company has also identified a number of opportunities to better manage costs and improve efficiencies that it believes will not sacrifice customer service or corporate productivity. These savings initiatives eliminate redundant or overlapping general and administrative expenses, reduce non-merchandise procurement spending and keep fiscal 2014 pre-opening expenses at the same level as fiscal 2013.

As a result of the store closures, the Company anticipates additional charges in fiscal 2014 of $18.0 million to $20.0 million related to the recognition of lease liabilities, severance and other costs associated with the closure of the four stores located in Sacramento, California and Houston, Texas. The Company expects store closure activities to be completed by the end of its second 2014 fiscal quarter.

Items Impacting Comparability

The charges associated with the impairment of certain real estate and store related assets (the “Impairment Charges”) have a significant effect on the comparability of the fiscal 2013 fourth quarter and full year results to comparable prior year periods. To assist investors in assessing the Company’s operating performance on a comparable basis, the Company is providing financial measures that exclude the effects of the Impairment Charges. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), while the term “adjusted” refers to non-GAAP financial information, which has been adjusted to exclude the impact of the Impairment Charges. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP is attached to this release.

Certain items related to the impairment of certain real estate and store related assets that impact the comparability of the fiscal 2013 fourth quarter and full year are detailed in the table below.

	Fiscal 2013
	Fourth Quarter	Full Year

Diluted EPS as Reported	$0.04	$1.05
Impact of Impairment and Other Charges	0.35	0.35
Adjusted Diluted EPS	$0.39	$1.40

Insurance reimbursements in the fiscal 2012 fourth quarter of $0.9 million, or approximately $0.01 per diluted share after tax, also impacted comparability of the fiscal 2013 fourth quarter and full year. In 2012, issuance costs of $0.5 million, or approximately $0.01 per diluted share, incurred in connection with the secondary offering of common stock impacted comparability of fiscal 2012 results.

Fourth Quarter Operating Performance

Fourth quarter total net sales increased 15.1% to $425.8 million and comparable store sales increased 3.1% to $367.5 million, compared to the corresponding prior year period. The fourth quarter comparable store sales increase was due to a 1.6% increase in average transaction size and a 1.5% increase in transaction volume. Though winter storms created volatility in transaction volume throughout the quarter, promotional activity drove average transaction size and incremental customer traffic.

The Company’s gross profit increased 13.3%, or $16.8 million, to $142.7 million in the fourth quarter of fiscal 2013, compared to the corresponding prior year period. The gross margin rate decreased 50 basis points to 33.5%, compared to the corresponding prior year period, with 40 basis points attributable to a decline in the merchandise margin rate as a result of heavy promotional activity in select new markets, and 20 basis points attributable to an increase in occupancy expenses. These unfavorable impacts were partially offset by a decrease in LIFO expense of $0.2 million, or approximately 10 basis points as a percentage of sales. The comparable store group gross margin increased 10 basis points as a percentage of sales, from the corresponding thirteen week period of fiscal 2012.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2013 increased $14.5 million to $96.9 million, compared to the fourth quarter of fiscal 2012. Selling, general, and administrative expenses as a percentage of sales increased 50 basis points to 22.8% for the period, compared to 22.3% for the corresponding thirteen week period in fiscal 2012. This increase in expenses as a percentage of sales was attributable to insurance reimbursements in the fourth quarter of 2012, which did not reoccur in the fourth quarter of fiscal 2013 and higher pre-opening costs associated with five new store openings during the quarter. The increase in new store openings and associated pre-opening expenses contributed approximately 20 basis points to selling, general, and administrative expenses as a percentage of sales.

Operating income was $3.2 million for the fourth quarter of fiscal 2013. Results were negatively impacted primarily by a $27.6 million charge related to the Impairment Charges and activities associated with opening and operating stores in California and Texas. The reduction in operating income attributable to opening and operating stores in California and Texas totaled $4.9 million. Operating income in the fourth quarter of fiscal 2012 was $30.8 million. Operating income as a percentage of sales for the fourth quarter of fiscal 2013 was 0.7%, compared to 8.3% for the corresponding period of fiscal 2012. Excluding the Impairment Charges incurred in the fourth quarter of 2013, adjusted operating income as a percentage of sales was 7.2% for the quarter.

Full Year Operating Performance

For the fifty-two week period ended January 26, 2014, net sales were $1.51 billion, a 13.7% increase compared to the corresponding fifty-two week period in fiscal 2013. Comparable store sales increased 3.2%. Net income decreased 20.8% to $50.8 million, compared to $64.1 million in the prior year. Diluted earnings per share for fiscal 2013 were $1.05, compared to diluted earnings per share of $1.33 for the corresponding fifty-two week period in fiscal 2012. Activities associated with new and existing stores operating in California and Houston, Texas reduced earnings per diluted share by an incremental $0.18 during the fiscal year. Net income also includes a pre-tax charge of $27.6 million, or $0.35 per diluted share, related to the Impairment Charges. Excluding the Impairment Charges, adjusted diluted earnings per share were $1.40 for fiscal 2013.

A schedule of quarterly occupancy costs and new store pre-opening expenses is attached to this release.

Balance Sheet/Cash Flow

During the fourth quarter of fiscal 2013, the Company generated $35.8 million in cash flow from operations and invested $30.2 million in capital expenditures, of which $27.3 million related to new and remodeled stores. For fiscal 2013, the Company generated $140.4 million in cash flow from operations and invested $122.4 million in capital expenditures, with $112.4 million for real estate activities.

The Company’s cash balance as of January 26, 2014 was approximately $11.7 million. The total outstanding balance on the Company’s revolving credit facility decreased 41.2%, or $17.3 million, to $24.7 million from January 27, 2013.

On a trailing four quarter basis for the period ended January 26, 2014, the Company’s return on assets was 11.6%, return on invested capital, excluding excess cash, was 16.5%, and return on equity was 19.8%. Excluding the impact of the Impairment Charges, the Company’s adjusted return on assets was 15.3%, adjusted return on invested capital, excluding excess cash, was 21.5%, and adjusted return on equity was 24.8%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our Company’s calculations of these financial return measures.

Growth and Development

During the fourth quarter of fiscal 2013, the Company opened five new stores, including stores in California, New Jersey, New York, South Carolina and Virginia. As of January 26, 2014, the Company operated 151 stores in 26 states.

The following table provides additional information about the Company’s real estate and store opening activities through the fourth quarter of fiscal 2013. Leases signed as of January 26, 2014 are for stores expected to open during or after fiscal 2014.

	Stores Opened in FY 2013	Leases Signed for Future Stores Locations [1]
Number of new leased store locations	20	25
Number of ground leased and owned property store locations	2	—
Number of relocations	—	—
Average capital cost per store [2]	$3.9 million
	Information for All Open Stores
Average store size (gross square feet)	21,190
Total rentable square footage (at end of period)	3.2 million

Note 1: Includes leases for stores expected to open after January 26, 2014 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Fiscal 2014 Outlook

In addressing guidance, Carlock commented, “As we begin the new fiscal year, I am encouraged by the many initiatives we have implemented to improve promotional execution, real estate selection and new store performance. The Fresh Market will open a record number of new stores in fiscal 2014 and we remain confident that our fresh food offering, great customer service and warm, inviting environment is a concept that consumers will continue to embrace as we grow our store base.” Carlock added, “We anticipate that earnings growth will be weighted toward the second half of the fiscal year, as recently opened stores achieve their sales run rate and we cycle costs associated with new store development and openings in the first half of fiscal 2014.”

In the first quarter of fiscal 2014, winter storms forced the Company to temporarily close a significant number of stores. The Company estimates the impact of these weather related events to be approximately $0.01 per diluted share. The Company also expects to recognize pre-tax charges of $18.0 million to $20.0 million, or $0.23 to $0.26 per diluted share, related to the recognition of lease liabilities, severance and other costs associated with closure of four stores. These charges will be recognized during the first and second quarter of fiscal 2014, although the portion of these charges to be recognized in each quarter has not been determined at this time. Excluding the impact of the store closure charges that are recognized during the first quarter, the Company expects adjusted earnings for the first quarter of $0.41 to $0.44 per diluted share.

For fiscal 2014, the Company expects diluted earnings per share of $1.30 to $1.43 and adjusted earnings of $1.56 to $1.66 per diluted share, which excludes anticipated pre-tax charges between $18.0 million and $20.0 million during the first and second quarters related to the recognition of lease liabilities, severance and other costs associated with store closures. Management’s outlook for fiscal 2014 is based upon the following:

•
Opening 23 to 25 new stores, with seven new stores opening in the first quarter; five to six new stores opening in the second quarter; and 10 to 12 new stores opening in the second half of the year. New stores will be concentrated in the Company’s core geographies, while only seven to eight will open in newer markets, four to five of which are planned for California and Texas

•	Comparable store sales growth of 1.5% to 3.5%

•	Pre-Opening expenses in line with fiscal 2013

•	Occupancy costs as a percent of sales to increase approximately 30 basis points from fiscal 2013

•	Remodeling five to eight stores and no relocations

•	Approximately $125 million to $145 million in capital expenditures, primarily related to real estate investments

•	An effective tax rate of 37.5%

•
Year-on-year improvement in operating results associated with stores operating in California and Texas beginning in the second half of the fiscal year after the closure of three stores in Sacramento, California and one in Houston, Texas.

Earnings Conference Call

The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website. Investors and analysts interested in participating on the call are invited to dial (877) 407-8293 or (201) 689-8349 to access the call. A telephone replay will be available for two weeks following the call. To access the replay, please call (877) 660-6853 or (201) 612-7415 with conference ID #13574767.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 6, 2014, the Company operates 156 stores in 26 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2014 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of a fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites and as between existing markets and newer markets; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; our requirement to impair recorded goodwill and other long-lived assets; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential and/or personal information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by any applicable securities laws.
* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	January 26, 2014	January 27, 2013	January 26, 2014	January 27, 2013

Sales	$425,810	$369,856	$1,511,657	$1,329,131
Cost of goods sold	283,126	243,948	996,301	877,433
Gross profit	142,684	125,908	515,356	451,698

Operating expenses:
Selling, general and administrative expenses	96,944	82,408	349,813	303,495
Impairments and store closure costs	27,158	120	27,505	976
Depreciation	15,391	12,577	54,657	45,741
Income from operations	3,191	30,803	83,381	101,486
Other (income) expense:
Interest expense	1,229	389	3,783	1,498
Other income, net	—	—	—	—
Income before provision for income taxes	1,962	30,414	79,598	99,988
Tax provision	(27)	9,769	28,791	35,855

Net income	$1,989	$20,645	$50,807	$64,133

Net income per share:
Basic and diluted	$0.04	$0.43	$1.05	$1.33

Weighted average common shares outstanding:
Basic	48,253,321	48,134,349	48,206,879	48,076,675

Diluted	48,431,447	48,338,471	48,394,338	48,294,299

Comprehensive income:
Net income	$1,989	$20,645	$50,807	$64,133
Other comprehensive income	—	—	—	—

Total comprehensive income	$1,989	$20,645	$50,807	$64,133

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	January 26, 2014	January 27, 2013
Assets
Current assets:
Cash and cash equivalents	$11,745	$8,737
Accounts receivable, net	11,098	6,830
Inventories	55,656	43,985
Prepaid expenses and other current assets	4,304	7,675
Income tax benefit	1,692	—
Deferred income taxes	3,267	3,784
Total current assets	87,762	71,011

Property and equipment:
Land	2,846	2,846
Buildings	61,338	19,106
Store fixtures and equipment	323,454	272,249
Leasehold improvements	218,359	170,483
Office furniture, fixtures, and equipment	14,097	12,224
Automobiles	1,370	1,335
Construction in progress	32,654	18,661
Total property and equipment	654,118	496,904
Accumulated depreciation	(280,669)	(207,060)
Total property and equipment, net	373,449	289,844
Restricted cash	—	14,205
Other assets	8,417	10,309
Total assets	$469,628	$385,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$46,942	$35,634
Accrued liabilities	63,694	54,385
Total current liabilities	110,636	90,019
Long-term debt	24,700	42,000
Capital leases and financing obligations	26,069	2,088
Deferred income taxes	12,017	24,053
Deferred rent and lease incentives	26,807	17,815
Other long-term liabilities	13,134	11,535
Total noncurrent liabilities	102,727	97,491

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,260,804 and 48,144,620 shares issued and outstanding at January 26, 2014 and January 27, 2013, respectively	483	482
Additional paid-in capital	113,029	105,431
Retained earnings	142,753	91,946
Total stockholders' equity	256,265	197,859
Total liabilities and stockholders' equity	$469,628	$385,369

The Fresh Market, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Fifty-Two Weeks Ended
	January 26, 2014	January 27, 2013
Operating activities
Net income	$50,807	$64,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,878	45,962
Loss on disposal of property and equipment	311	170
Impairments	26,828	—
Share-based compensation	5,239	4,259
Excess tax benefits from share-based compensation	(569)	(1,140)
Deferred income taxes	(11,519)	(6,339)
Change in assets and liabilities:
Accounts receivable	(4,268)	(2,280)
Inventories	(11,671)	(6,189)
Prepaid expenses and other assets	351	(6,150)
Accounts payable	11,308	846
Accrued liabilities and other long-term liabilities	18,677	15,846
Net cash provided by operating activities	140,372	109,118

Investing activities
Purchases of property and equipment	(122,366)	(81,107)
Proceeds from sale of property and equipment	119	6,698
Lease acquisition costs	—	(17,204)
Net cash used in investing activities	(122,247)	(91,613)

Financing activities
Borrowings on revolving credit note	513,621	466,324
Payments made on revolving credit note	(530,921)	(488,324)
Payments made on capital leases and financing obligations	(177)	—
Proceeds from issuance of common stock pursuant to employee stock purchase plan	226	185
Excess tax benefits from share-based compensation	569	1,140
Payments on withholding tax for restricted stock unit vesting	(494)	(492)
Proceeds from exercise of share-based compensation awards	2,059	1,718
Net cash used in financing activities	(15,117)	(19,449)

Net (decrease) increase in cash and cash equivalents	3,008	(1,944)
Cash and cash equivalents at beginning of period	8,737	10,681

Cash and cash equivalents at end of period	$11,745	$8,737

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,483	$1,000

Cash paid during the period for taxes	$47,609	$41,128

Non-cash investing and financing activities:
Property and equipment acquired through capital leases and financing obligations	$40,511	$2,196

The Fresh Market, Inc.
Occupancy Costs
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 28, 2013	July 28, 2013	October 27, 2013	January 26, 2014	Fiscal 2013

Pre-Opening Rent	$333	$931	$1,137	$899	$3,300
Other Occupancy Costs	17,161	17,022	18,774	19,719	72,676
Total Occupancy Costs	$17,494	$17,953	$19,911	$20,618	$75,976

	For the Thirteen Weeks Ended
	April 29, 2012	July 29, 2012	October 28, 2012	January 27, 2013	Fiscal 2013

Pre-Opening Rent	$326	$908	$451	$298	$1,983
Other Occupancy Costs	15,400	15,769	16,259	16,814	64,242
Total Occupancy Costs	$15,726	$16,677	$16,710	$17,112	$66,225

Occupancy costs are reflected in the "Cost of goods sold" line item on the Consolidated Statements of Comprehensive Income

The Fresh Market, Inc.
New Store Pre-Opening Expenses
(In thousands)
(unaudited)

	For the Thirteen Weeks Ended
	April 28, 2013	July 28, 2013	October 27, 2013	January 26, 2014	Fiscal 2013

Fiscal 2013	$575	$1,617	$2,371	$1,417	$5,980

	For the Thirteen Weeks Ended
	April 29, 2012	July 29, 2012	October 28, 2012	January 27, 2013	Fiscal 2012

Fiscal 2012	$653	$1,285	$1,383	$634	$3,955

New store pre-opening expenses are reflected in the "Selling, general and administrative expenses" line item on the Consolidated Statements of Comprehensive Income

The Fresh Market, Inc.
Reconciliation of Adjusted Financial Statement Items (1)
(In thousands, except per share amounts)
(unaudited)

Reconciliation of Adjusted Statement of Income Items For the Thirteen Weeks Ended January 26, 2014:

	GAAP		Adjusted
	Q4 FY 2013	Adjustments (1)	Q4 FY 2013
Income from operations	$3,191	27,553	$30,744

Income before provision for income taxes	$1,962	27,553	$29,515

Tax (benefit) provision	$(27)	10,737	$10,710

Net income	$1,989	16,816	$18,805

EPS:
Basic and diluted	$0.04	$0.35	$0.39

Reconciliation of Adjusted Statement of Income Items For the Fifty-Two Weeks Ended January 26, 2014:

	GAAP		Adjusted
	FY 2013	Adjustments (1)	FY 2013
Income from operations	$83,381	27,553	$110,934

Income before provision for income taxes	$79,598	27,553	$107,151

Tax (benefit) provision	$28,791	10,737	$39,528

Net income	$50,807	16,816	$67,623

EPS:
Basic and diluted	$1.05	$0.35	$1.40

Reconciliation of Adjusted Balance Sheet Items:

	GAAP		Adjusted
	As of January 26, 2014	Adjustments (1)	As of January 26, 2014
Total assets	$469,628	27,333	$496,961

Total current liabilities	$110,636	(220)	$110,416

Total noncurrent liabilities	$102,727	10,737	$113,464

Total stockholders' equity	$256,265	16,816	$273,081

Total liabilities and stockholders' equity	$469,628	27,333	$496,961

(1) In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is also presenting results on an "adjusted" basis in order to exclude the impairment charges for certain real estate and store related assets. These measures are not in accordance with, or an alternative to, GAAP and are reconciled to the Company's most recent GAAP financial statements. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures to review the Company's financial results and evaluate its business operations.

The Fresh Market, Inc.
Calculation of Return Metrics (1)
(Unaudited)

	January 26, 2014 Calculated Using GAAP	January 26, 2014 Calculated Using Adjusted	January 27, 2013 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income (2)	Net Income (3)	Net Income (2)
Return on assets (4)	11.6%	15.3%	18.4%
Return on invested capital (5)	16.5%	21.5%	25.9%
Return on equity (6)	19.8%	24.8%	32.4%

(1)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(2)	The return metrics in this column are calculated using net income determined in accordance with GAAP. Please see the footnotes below for the formulas used to determine these return metrics.

(3)
The return metrics in this column are calculated using adjusted net income, which is a non-GAAP measure. Please see the press release to which this schedule is attached for a discussion of "Items Impacting Comparability" as well as the schedule "Reconciliation of Adjusted Financial Statements Items" for a summary reconciliation of net income to adjusted net income determined in accordance with GAAP.

Trailing four quarters ended January 26, 2014

Net Income	$50.8
Asset impairment charges	27.6
Adjustment for taxes	(10.8)
Adjusted net income	$67.6

(4)
Net Income/Average Assets (for the columns which present metrics calculated using net income) and Adjusted Net Income/Average Assets (for the column which presents metrics calculated using adjusted net income).

(5)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals (i) net income plus interest expense plus provision for income taxes (for the calculation set forth in the columns which presents metrics calculated using net income) and (ii) adjusted net income plus interest expense plus provision for income taxes (for the calculation set forth in the column which presents metrics calculated using adjusted net income).

(6)
Net Income/Ending Equity (for the columns which present metrics calculated using net income) and Adjusted Net Income/Ending Equity (for the column which presents metrics calculated using adjusted net income).

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions, and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted. Finally, the Company believes such information provides a higher degree of transparency. Investors should consider non-GAAP measures in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP.